EXHIBIT 99

Robert E. Phaneuf
For Immediate Release	Vice President – Corporate Development
Wednesday, May 7, 2003	(918) 592-0101

VINTAGE PETROLEUM, INC. REPORTS STRONG FIRST QUARTER EARNINGS; STRENGTHENED BALANCE SHEET; UPDATED 2003 TARGETS

          Tulsa, Oklahoma - Vintage Petroleum, Inc. today announced net income of $40.7 million, or $0.63 per diluted share, in the first quarter of 2003 driven by a dramatically higher oil and gas price environment.  Income from continuing operations for the quarter ended March 31, 2003, was $22.7 million, or $0.35 per diluted share.  Net income for the quarter includes income from discontinued operations of $10.8 million ($49.1 million before tax), or $0.17 per diluted share related primarily to the gain on the sale of the company’s operations in Ecuador.  Also included is a non-cash gain of $7.1 million ($11.2 million before tax), or $0.11 per diluted share, related to the cumulative effect of a mandated change in accounting principle regarding asset retirement obligations.  These results compare to a net loss of $66.2 million, or $1.05 per share, in the same quarter last year.  Included in the prior year’s quarter was a non-cash charge for $60.5 million reflected as a cumulative effect of a mandated change in accounting principle resulting from the adoption of SFAS 142 which requires impairment assessments of goodwill.

          Oil and gas production from continuing operations were in line with the company’s expectations for the quarter at 7.0 million equivalent barrels (BOE), down 13 percent from 8.1 million BOE in last year’s period.  Oil production during the first quarter of 2003 totaled 4.5 million barrels and natural gas production was 15.3 Bcf.  Decreases in production from the prior year’s first quarter were attributable to natural production declines compounded by the effects of

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substantially curtailed capital expenditures in 2002 and the company’s property divestitures made in the United States.  Capital expenditures in 2002 were limited to $129.7 million, or approximately 54 percent of cash flow provided by operating activities, as a result of management’s decisions to use a portion of cash flow to execute its debt reduction program during 2002 and to restrict the level of capital expenditures in Argentina pending stabilization of the economic and political environment.

          The average price received for gas (including the impact of hedges) was dramatically higher than the average price received in the year-ago quarter, rising 99 percent to $3.88 per Mcf in the current quarter compared to $1.95 per Mcf in the first quarter of last year.  The average realized price for oil (including the impact of hedges) also rose a substantial 74 percent to $28.20 per barrel compared to $16.21 per barrel in last year’s quarter.

          Oil and gas sales rose 57 percent to $185.7 million from $118.5 million in last year’s quarter.  The effect of higher prices more than offset the decline in production and translated into substantially increased total revenues of $216.0 million compared to $135.8 million in the year-ago quarter.

          Lease operating costs per BOE for the quarter (excluding the impact of the tax on Argentine oil exports of $10.2 million, or $1.45 per BOE) increased nine percent to $6.26 per BOE compared to $5.73 per BOE in last year’s first quarter, primarily as a result of the negative impact on peso-denominated costs from the strengthening of the Argentine peso and higher severance taxes in the United States resulting from higher product prices.  Total lease operating, general and administrative and oil and gas DD&A expenses per BOE of $7.71, $2.05 and $5.16, respectively, were all in line with the company’s expectations for the quarter and are expected to

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decline as oil prices moderate (reducing export and severance taxes) and production increases throughout the year.

          Exploration expense during the first quarter of 2003 of $14.1 million included $2.3 million in seismic, geological and geophysical costs and $11.8 million in dry hole costs and lease impairments compared to a total of $9.0 million during the first quarter of 2002 which included $3.5 million in seismic, geological and geophysical costs and $5.5 million in dry hole costs and lease impairments.

          Cash flow from continuing operations (before all exploration costs and changes in working capital) was $85.0 million for the first quarter of 2003 compared to $40.2 million in the year-ago quarter, reflecting the dramatic rise in oil and gas prices from the year-ago levels.  See the attached table for Vintage’s calculation of cash flow from continuing operations (before all exploration costs and changes in working capital), a non-GAAP financial measure.  Cash provided by operating activities for the first quarter of 2003 was $80.8 million compared to $22.9 million in the year earlier quarter.

Cumulative Effect of Change in Accounting Principle

          The company adopted Statement of Financial Accounting Standards No. 143, Accounting for Asset Retirement Obligations (“SFAS No.143”), effective January 1, 2003.  This mandated change in accounting principle requires companies to record the discounted fair value of estimated future retirement obligations as a liability at the time a well is drilled or acquired, with a corresponding entry to oil and gas assets, which is then amortized to expense over the life of the asset.  In addition, the liability accretes over time with a charge to accretion expense.  The adoption of SFAS No. 143 resulted in a non-cash cumulative-effect after-tax gain of $7.1 million and the recording of an asset retirement liability of approximately $83.0 million.  The company

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had previously accrued future retirement obligations through its depreciation calculation and included the cumulative accrual in accumulated depreciation in accordance with the provisions of Statement of Financial Accounting Standards No. 19, Financial Accounting and Reporting by Oil and Gas Producing Companies, and industry practice.

Strengthened Balance Sheet

          As previously announced, culminating with the January 2003 closing of the sale of its interests in Ecuador, Vintage achieved its stated 2002 goal to reduce debt by $200 million. Additional non-strategic property sales in the first quarter and strong cash flow from higher product prices further reduced debt.  Net long-term debt (long-term debt less cash and cash equivalents) was $688.5 million at March 31, 2003, compared to $1,004 million at year-end 2001.

          “We have made significant progress in our efforts to strengthen our balance sheet and position the company for future growth,” said S. Craig George, CEO.  “Our net long-term debt-to-book capitalization ratio is now 51.9 percent, down from the 60.5 percent at year-end 2002.  In addition to the $111 million of cash on hand, we have $290 million of availability under our bank revolving credit facility.  All of these factors position the company to pursue acquisition opportunities with significant upside potential that can be financed with an appropriate amount of equity.”

2003 Targets

          The company’s 2003 targets remain at 29.1 million BOE for production and $185 million for capital expenditures.  Due to the strong first quarter, the company has increased its annual target for cash flow from continuing operations (before all exploration expenses, current taxes on any property sales and working capital changes) in 2003 to $250 million from $235 million and

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its target for EBITDAX to $350 million from $330 million.  These revised targets are based on assumed average NYMEX prices for 2003 of $27.00 per barrel of oil and $5.00 per MMBtu of gas versus its previously assumed NYMEX prices of $26.00 per barrel of oil and $4.50 per MMBtu of gas.  Net realized prices for the year (before the impact of hedging) as a percent of NYMEX are expected to be 85 percent for oil and 67 percent for gas.

Vintage to Webcast Conference Call

          The company’s first quarter 2003 conference call to review first quarter results will be broadcast live on a listen-only basis over the internet on Thursday, May 8 at 3 p.m. Central time.  Interested parties may access the webcast by visiting the Vintage Petroleum, Inc. website at www.vintagepetroleum.com and selecting the microphone icon, or at www.companyboardroom.com and typing VPI in the ticker search box and selecting “Go”.  To listen to the internet broadcast, participants will need a multimedia computer with speakers and the Windows media player installed.  Download from www.microsoft.com/windows/windowsmedia/download/default.asp and test the software prior to the call.  Vintage Petroleum is unable to provide technical support for downloading the software.  The webcast and the accompanying slide presentation will be available for replay at the company’s website.

Forward-Looking Statements

          This release includes certain statements that may be deemed to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  All statements in this release, other than statements of historical facts that address estimates of assumed NYMEX prices, realized prices as a percent of NYMEX, production, capital expenditures, cash flows, EBITDAX and events or developments that the company expects are forward-looking

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statements.  Although Vintage believes the expectations expressed in such forward-looking statements are based on reasonable assumptions, such statements are not guarantees of future performance and actual results or developments may differ materially from those in the forward-looking statements.  Factors that could cause actual results to differ materially from those in forward-looking statements include oil and gas prices, exploitation and exploration successes, actions taken or to be taken by Argentina as a result of its economic instability and changes in the estimated or expected impact on the company, changes in foreign exchange and inflation rates, as well as continued availability of capital and financing, and general economic, market or business conditions.

          Vintage Petroleum is an independent energy company engaged in the acquisition, exploitation, exploration and development of oil and gas properties and the marketing of natural gas and crude oil.  Company headquarters are in Tulsa, Oklahoma, and its common shares are traded on the New York Stock Exchange under the symbol VPI.  For additional information visit the company website at www.vintagepetroleum.com.

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VINTAGE PETROLEUM, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended March 31,

	2003	2002

		(Restated)
REVENUES:
Oil and gas sales	$185,658	$118,500
Gas marketing	32,920	12,328
Oil and gas gathering and processing	1,954	1,385
Gain (loss) on disposition of assets	(650)	85
Foreign currency exchange gain (loss)	(3,637)	2,892
Other income (expense)	(249)	616

Total revenues	215,996	135,806

COSTS AND EXPENSES:
Lease operating, including production and export taxes	54,210	46,854
Exploration costs	14,078	8,953
Gas marketing	32,037	11,804
Oil and gas gathering and processing	2,596	1,777
General and administrative	14,406	12,514
Depreciation, depletion and amortization	37,294	49,242
Accretion	1,747	—
Interest	18,541	17,436
Loss on early extinguishment of debt	1,426	—

	176,335	148,580

Income (loss) from continuing operations before income taxes and cumulative effect of changes in accounting principles	39,661	(12,774)

PROVISION (BENEFIT) FOR INCOME TAXES:
Current	14,463	2,039
Deferred	2,480	(8,518)

Total provision (benefit) for income taxes	16,943	(6,479)

Income (loss) from continuing operations before cumulative effect of changes in accounting principles	22,718	(6,295)
INCOME FROM DISCONTINUED OPERATIONS, net of income taxes	10,844	675

Income (loss) before cumulative effect of changes in accounting principles	33,562	(5,620)
CUMULATIVE EFFECT OF CHANGES IN ACCOUNTING PRINCIPLES, net of income tax provision of $4,104 and zero, respectively	7,119	(60,547)

NET INCOME (LOSS)	$40,681	$(66,167)

Restated – As a result of the implementation of Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets (“SFAS No. 142”), the Company restated its results of operations and cash flows for the three months ended March 31, 2002.  This restatement was required by the implementation provisions in SFAS No. 142.

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VINTAGE PETROLEUM, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended March 31,

	2003	2002

		(Restated)
BASIC INCOME (LOSS) PER SHARE:
Income (loss) from continuing operations before cumulative effect of changes in accounting principles	$.36	$(.10)
Income from discontinued operations	.17	.01

Income (loss) before cumulative effect of changes in accounting principles	.53	(.09)
Cumulative effect of changes in accounting principles	.11	(.96)

Net income (loss)	$.64	$(1.05)

DILUTED INCOME (LOSS) PER SHARE:
Income (loss) from continuing operations before cumulative effect of changes in accounting principles	$.35	$(.10)
Income from discontinued operations	.17	.01

Income (loss) before cumulative effect of change in accounting principles	.52	(.09)
Cumulative effect of change in accounting principles	.11	(.96)

Net income (loss)	$.63	$(1.05)

Weighted average common shares outstanding:
Basic	63,590	63,083

Diluted	64,811	63,083

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VINTAGE PETROLEUM, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
(In thousands, except shares and per share amounts)
(Unaudited)

	March 31, 2003	December 31, 2002

A S S E T S
CURRENT ASSETS:
Cash and cash equivalents	$110,962	$9,259
Accounts receivable -
Oil and gas sales	104,819	90,267
Joint operations	7,938	9,542
Prepaids and other current assets	20,981	21,021
Assets of discontinued operations	—	86,174

Total current assets	244,700	216,263

PROPERTY, PLANT AND EQUIPMENT, at cost:
Oil and gas properties, successful efforts method	2,568,698	2,487,549
Oil and gas gathering systems and plants	21,384	20,588
Other	26,846	26,501

	2,616,928	2,534,638
Less accumulated depreciation, depletion and amortization	1,033,229	1,047,665

	1,583,699	1,486,973

GOODWILL, net	22,677	21,099

OTHER ASSETS, net	50,798	51,469

	$1,901,874	$1,775,804

L I A B I L I T I E S A N D S T O C K H O L D E R S’ E Q U I T Y
CURRENT LIABILITIES:
Revenue payable	$25,161	$30,869
Accounts payable – trade	34,413	42,038
Current income taxes payable	67,794	18,722
Short-term debt	3,570	4,732
Derivative financial instruments payable	24,021	17,122
Other payables and accrued liabilities	76,297	54,281
Liabilities of discontinued operations	—	10,769

Total current liabilities	231,256	178,533

LONG-TERM DEBT	799,416	883,180

DEFERRED INCOME TAXES	147,621	137,015

LONG-TERM LIABILITY FOR ASSET RETIREMENT OBLIGATIONS	79,007	—

OTHER LONG-TERM LIABILITIES	5,352	6,084

STOCKHOLDERS’ EQUITY:
Preferred stock, $.01 par, 5,000,000 shares authorized, zero shares issued and outstanding	—	—
Common stock, $.005 par, 160,000,000 shares authorized, 64,020,975 and 63,432,972 shares issued and 63,899,775 and 63,348,272 outstanding, respectively	320	317
Capital in excess of par value	331,978	326,510
Retained earnings	313,118	274,971
Accumulated other comprehensive income (loss)	796	(28,573)

	646,212	573,225
Less treasury stock, at cost, 121,200 and 84,700 shares	—	—
Less unamortized cost of restricted stock awards	6,990	2,233

Total stockholders’ equity	639,222	570,992

	$1,901,874	$1,775,804

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VINTAGE PETROLEUM, INC. AND SUBSIDIARIES

SUMMARY OPERATING DATA
(Unaudited)

	Three Months Ended March 31,

	2003	2002

Production:
Oil (MBbls) -
U.S.	1,556	1,746
Canada	374	528
Argentina (a)	2,526	2,993
Bolivia (b)	19	40
Continuing operations	4,475	5,307
Ecuador	114	264
Total	4,589	5,571
Gas (MMcf) -
U.S.	6,017	5,952
Canada	5,876	7,155
Argentina	2,030	1,502
Bolivia	1,418	2,027
Total	15,341	16,636
MBOE from continuing operations	7,032	8,080
Total MBOE	7,146	8,344
Average sales price (including impact of hedges):
Oil (per Bbl) -
U.S.	$26.56	$18.22
Canada	30.88	17.71
Argentina	28.86	14.75	(c)
Bolivia	22.48	18.17
Continuing operations	28.20	16.21	(c)
Ecuador	26.87	15.42
Total	28.17	16.18	(c)
Gas (per Mcf) -
U.S.	$4.83	$2.23
Canada	4.58	2.19
Argentina	.41	.44
Bolivia	1.89	1.43
Total	3.88	1.95
Average sales price (excluding impact of hedges):
Oil (per Bbl) -
U.S.	$31.50	$17.65
Canada	31.14	17.71
Argentina	28.86	14.82	(c)
Bolivia	22.48	18.17
Continuing operations	29.94	16.06	(c)
Ecuador	26.87	15.42
Total	29.87	16.04	(c)
Gas (per Mcf) -
U.S.	$5.77	$2.23
Canada	5.33	2.19
Argentina	.41	.44
Bolivia	1.89	1.43
Total	4.54	1.95

(a)	Production for Argentina for the three months ended March 31, 2003 and 2002, before the impact of changes in inventories was 2,529 MBbls and 2,846 MBbls, respectively.
(b)	Production for Bolivia for the three months ended March 31, 2003 and 2002, before the impact of changes in inventories was 21 MBbls and 28 MBbls, respectively.
(c)

Reflects the impact of the one-time government-mandated forced settlement of domestic Argentina oil sales which decreased the Argentina, total continuing operations and total average oil prices per Bbl for the three months ended March 31, 2002, per Bbl by $2.67, $1.51 and $1.44, respectively.

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VINTAGE PETROLEUM, INC. AND SUBSIDIARIES

NON-GAAP FINANCIAL MEASURES

Cash flow from continuing operations represents cash provided by operating activities before all exploration costs and changes in working capital items related to operating activities.  Cash flow from continuing operations is presented because management believes it is a useful adjunct to cash provided by operating activities under accounting principles generally accepted in the United States (GAAP).  Cash flow from continuing operations is widely accepted as a financial indicator of an oil and gas company’s ability to generate cash which is used to internally fund exploration and development activities and to service debt.  Cash flow from continuing operations is not a measure of financial performance under GAAP and should not be considered as an alternative to cash flows from operating, investing, or financing activities as an indicator of cash flows, or as a measure of liquidity.  The following table reconciles cash provided by operating activities to cash flow from continuing operations (in thousands):

	Three Months Ended March 31,

	2003	2002

Cash provided by operating activities	$80,848	$22,883
Cash used by discontinued operations	2,045	1,358

Cash provided by continuing operations	82,893	24,241
Changes in working capital items related to operating activities	2,132	15,987

Cash flow from continuing operations	$85,025	$40,228